CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 of Quintek Technologies, Inc. of our report dated September 21, 2004 on our audit of the financial statements of Quintek Technologies, Inc. as of June 30, 2004, and the results of its operations and cash flows for the year ended June 30, 2004.






/S/ Kabani & Company, Inc.
-----------------------------
Kabani & Company, Inc.
Fountain Valley, California

December 8, 2004